Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Jani Bergan
(415) 829-4101	(415) 946-1064

MEDIVATION PLANS TO INITIATE PIVOTAL CONFIRMATORY PHASE 3 TRIAL OF

DIMEBON™ FOR ALZHEIMER’S DISEASE IN SECOND QUARTER OF 2008

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO (January 28, 2008) – Medivation, Inc. (NASDAQ: MDVN) today announced that, based on its end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA), the Company plans to begin a pivotal confirmatory Phase 3 trial of Dimebon™ for mild-to-moderate Alzheimer’s Disease in the second quarter of 2008.

The FDA informed Medivation that the company’s previously completed trial conducted in Russia can be used as one of the two pivotal studies required to support the approval of Dimebon to treat mild-to-moderate Alzheimer’s disease, as long as a significant proportion of the sites in the confirmatory Phase 3 trial are located in the United States.

“We are now a Phase 3 company with clear regulatory guidance on the pivotal trials required to seek marketing approval for Dimebon in the United States,” said David T. Hung, M.D., president and chief executive officer of Medivation. “This is a significant step forward for Medivation, and validates our strategy to advance Dimebon directly into a pivotal Phase 3 trial.”

The Phase 3 clinical trial will enroll approximately 525 patients with mild-to-moderate Alzheimer’s disease at sites in the United States, Europe and South America. Patients will be randomized to one of three treatment groups: Dimebon 20 mg three times per day (TID); Dimebon 5 mg TID; and placebo. Patients will be treated for six months and may not be taking any other Alzheimer’s disease drugs. The primary endpoints are the Alzheimer’s Disease Assessment Scale – cognitive subscale (ADAS-cog) and the Clinician’s Interview-Based Impression of Change plus caregiver interview (CIBIC-plus).

In the previously completed trial Dimebon-treated patients were significantly improved over placebo patients on both the ADAS-cog and CIBIC-plus, with p values of less than 0.0001. This level of statistical significance is several times better than what is required to obtain marketing approval.

“We changed as little as possible in the design of the Phase 3 trial given the highly statistically significant results of our previous trial,” said Lynn Seely, M.D., chief medical officer of Medivation. “The primary endpoints, duration of treatment and patient inclusion and exclusion criteria are all substantially identical to the previous trial. The primary differences are that the Phase 3 trial will be global and will test two doses of Dimebon – the dose studied in the previous trial plus a lower dose to address the regulatory recommendation that minimum effective dose be explored in the development of investigational drugs.”

Medivation expects to complete the pivotal confirmatory Phase 3 trial and apply for marketing approval in 2010.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 877-627-6590 from the United States and Canada or +1-719-325-4868 internationally. Please dial in approximately 10 minutes prior to the start of the call. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com and clicking on the “Investor Relations” section. A replay of the webcast will be available on the Company’s website for 30 days.

About Medivation

Medivation, Inc. is a biopharmaceutical company with small molecule drugs in clinical development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. None of the Company’s product candidates has been approved for sale, significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Furthermore, as is typically the case at this stage of the regulatory review process, the FDA has not yet performed an in-depth review of Medivation’s preclinical and clinical data, so its views remain subject to change. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include information about additional factors that could affect the Company’s financial and operating results.

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